EXHIBIT 99.1


NEWS FROM PR NEWSWIRE

PETROGEN COMPLETES A CAPITAL RESTRUCTURING PROGRAM AND ELIMINATES 100% OF ALL DEBT OBLIGATIONS

06:01 EDT Monday, September 20, 2004


HOUSTON, Sept. 20  /PRNewswire-FirstCall/ -- Petrogen Corp. (OTC Bulletin Board:
PTGC; Frankfurt-Berlin: PTD) today announced that it has completed a capital restructuring program with the closing of a private placement that raised $1,821,000 in new financing. The private placement consisted of the issuance of 7,284,000 units which were made up of one share of common stock at a deemed price of $0.25 per share; a 1/2 warrant, whereby each whole warrant has a conversion price of $0.50; and a piggy-back warrant with a conversion price of $1.00 that can be exercised subsequent to the exercise of the $0.50 half warrants. As part of closing the financing, outstanding debt obligations in the form of "Advances Payable" in amounts of approximately $1.2 million have been converted into shareholder equity. The majority of the private placement was executed under Registration S and was offered outside the United States without registration under The Securities Act of 1933; while a portion of the financing was completed within the United States under the Securities Act of 1933.

"Over the past six months we have been committed to strengthening our balance sheet and creating a financial structure that allows us to execute on our strategy to exploit our drilling opportunities," stated Sacha H. Spindler, Petrogen's Chairman and Chief Executive Officer. "Through private placements, option exercises, debt reduction and debt conversions, we have completely eliminated our debt from approximately $2.4 million in obligations at March 31, 2004, and have increased our available cash to over $1.5 million. We believe we now have the financial strength to aggressively pursue our initial 12-well drilling program, which commenced in late August."

In addition to and as part of the Company's commitment to strengthening its financial position, the Company entered into a debenture conversion agreement on August 6, 2004 whereby 2.9 million shares of common stock were issued in full satisfaction of its indebtedness upon "Debentures Payable" in the aggregate sum of $733,700.

Petrogen Corp. is an oil and natural gas development and production company with operations based in Houston, Texas. It is engaged in the acquisition of oil and natural gas properties throughout the continental US that possess reserves representing significant upside development potential. The Company specializes in the development and expansion of proven producing, non-producing, undeveloped and behind pipe reserves while maintaining a financially stable fiscal strategy. Petrogen aggressively approaches its acquisitions strategy with a specific emphasis placed upon the expansion of its natural gas reserves. For further information, please visit the Company's website at http://www.petrogencorp.com .


THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

     LOUIS J. FRUCHIER
     V.P. INVESTOR RELATIONS
     PETROGEN CORP.
     888-875-1155

SOURCE Petrogen Corp.

CONTACT: Louis J. Fruchier, V.P. Investor Relations of Petrogen Corp., +1-888-875-1155